                                                                    EXHIBIT 99.3


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                            TAX ALLOCATION AGREEMENT

                            dated as of May 8, 1997

                                     among

                             AMERICAN BRANDS, INC.,

                                      and

                            GALLAHER GROUP LIMITED,

                                      and

                                GALLAHER LIMITED




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

                               TABLE OF CONTENTS
                               -----------------

                                                                              Page
                                                                              ----
ARTICLE I  DEFINITIONS......................................................     2
----------------------
ARTICLE II  FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS; TAX DISPUTES..     6
--------------------------------------------------------------------------
2.01  Obligations of American Brands........................................     6
2.02  Obligations of New Gallaher...........................................     7
2.03  J.R.F. Realty, Inc....................................................     7
2.04  Bonny Products, Inc. and Keeler Instruments, Inc......................     9
2.05  JBB (Greater Europe) plc..............................................     9
ARTICLE III  TAX INDEMNIFICATION............................................    11
--------------------------------
3.01  Indemnification.......................................................    11
3.02  New Gallaher Tax Group Tax Acts.......................................    13
3.03  Notice of Indemnity...................................................    14
3.04  Indemnification Payments..............................................    14
ARTICLE IV  COOPERATION AND EXCHANGE OF INFORMATION.........................    15
---------------------------------------------------
4.01  Inconsistent Actions..................................................    15
4.02  Ruling Request........................................................    15
4.03  IRS Gain Recognition Agreement; Notification of Certain Dispositions..    15
4.04  Cooperation and Exchange of Information...............................    16
4.05  Tax Records...........................................................    16
ARTICLE V  MISCELLANEOUS....................................................    17
------------------------
5.01  Complete Agreement; Construction......................................    17
5.02  Effectiveness.........................................................    17
5.03  Survival of Agreements................................................    17
5.04  Governing Law.........................................................    17
5.05  Notices...............................................................    18
5.06  Consent to Jurisdiction...............................................    19
5.07  Modifications or Amendments...........................................    19
5.08  Successors and Assigns................................................    20
5.09  Termination...........................................................    20
5.10  No Third Party Beneficiaries..........................................    20
5.11  Titles and Headings...................................................    20
5.12  Severability..........................................................    20
5.13  No Waivers............................................................    21
5.14  Counterparts..........................................................    21
5.15  Performance...........................................................    21
5.16  Rights                                                                    21

                            TAX ALLOCATION AGREEMENT

          THIS TAX ALLOCATION AGREEMENT (this "Agreement") is made and entered into as of May 8, 1997, by and between American Brands, Inc., a Delaware corporation ("American Brands"), Gallaher Group Limited, an English private limited company ("New Gallaher"), and Gallaher Limited, an English private limited company ("Gallaher").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the American Brands Board (as hereinafter defined) has determined that it is appropriate and desirable to transfer all of the outstanding ordinary shares of Gallaher to New Gallaher in a transaction that will be treated for U.S. federal income tax purposes as a reincorporation of ATIC Group, Inc., a Delaware corporation and wholly-owned subsidiary of American Brands ("ATIC"), as New Gallaher, qualifying as a tax-free reorganization under
Section 368(a)(1)(F) of the Code (as hereinafter defined) (the
"Reorganization");

          WHEREAS, the American Brands Board has determined that it is appropriate and desirable to effectuate the Distribution (as hereinafter defined) in a transaction that will qualify under Section 355 of the Code as a tax-free distribution to its shareholders; and

          WHEREAS, American Brands, New Gallaher and Gallaher wish to provide for and agree upon the allocation between the American Brands Tax Group (as hereinafter defined) and the New Gallaher Tax Group (as hereinafter defined) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined).

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

          Section 1.01  General.  As used in this Agreement, the following terms
                        -------
shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACT" has the meaning set forth in Section 2.05(a).

          "ADRs" shall mean American Depositary Receipts evidencing ADSs.

          "ADSs" shall mean American Depositary Shares representing New Gallaher Ordinary Shares, where each ADS represents four New Gallaher Ordinary Shares as of the Distribution Date.

          "American Brands" has the meaning set forth in the Recitals above.

          "American Brands Common Stock" shall mean the Common Stock, par value $3.125 per share, of American Brands.

          "American Brands Tax Group" shall mean (i) American Brands, (ii) any corporation or other legal entity which American Brands directly or indirectly owns immediately following the Distribution, (iii) any other corporation or other legal entity (other than ATIC) which American Brands directly or indirectly owned at any time prior to the Distribution (but only with respect to the period such corporation or other entity was so owned by American Brands) other than New Gallaher or a member of the New Gallaher Tax Group, and (iv) ATIC, but only in respect of the period ending on the transfer of ATIC to New Gallaher.

          "ATIC" has the meaning set forth in the Recitals above.

          "Board" shall mean the Board of Directors of American Brands or the Executive Committee thereof.

          "Buyer Tax Act" has the meaning set forth in Section 3.01(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

          "Distribution" shall mean the distribution of the Distribution Shares (as hereinafter defined) on a pro rata basis to holders of American Brands Common Stock on the Distribution Date pursuant to the Distribution Agreement (as hereinafter defined).

          "Distribution Agreement" shall mean the Distribution Agreement dated as of May 8, 1997 by and between American Brands, ATIC, New Gallaher and Gallaher.

          "Distribution Date" shall mean the date on which the Distribution occurs or is deemed to occur for U.S. federal income tax purposes. Solely for purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Distribution Date.

          "Distribution Payment" shall mean the payment in connection with the Distribution of approximately 945 million pounds sterling by New Gallaher to American Brands.

          "Distribution Shares" shall mean, collectively, (i) the New Gallaher Ordinary Shares to be delivered to the holders of record of American Brands Common Stock on the Record Date (as hereinafter defined) with addresses outside of the United States and Canada and (ii) the ADSs evidenced by the ADRs to be delivered to the holders of record of American Brands Common Stock on the Record Date with addresses within the United States and Canada pursuant to the Distribution Agreement.

          "Gallaher" has the meaning set forth in the Recitals above.

          "Gallaher VAT Group" has the meaning set forth in Section 2.05(b).

          "IRS" shall mean the Internal Revenue Service.

          "IRS Gain Recognition Agreement" shall mean the gain recognition agreement entered into between the IRS and American Brands pursuant to Section 367 of the Code and the regulations thereunder and the Ruling (as hereinafter defined), and any revised or successor agreement thereto.

          "New Gallaher" has the meaning set forth in the Recitals above.

          "New Gallaher Facility" shall mean the credit agreement entered into by New Gallaher with certain banks for a 1.2 billion pounds sterling five-year multicurrency revolving credit facility.

          "New Gallaher Ordinary Shares" shall mean, the ordinary shares of 10 pence each of New Gallaher.

          "New Gallaher Tax Group" shall mean (i) New Gallaher, (ii) any corporation or other legal entity which New Gallaher directly or indirectly owns immediately following the Distribution, (iii) any other corporation or legal entity which Gallaher directly or indirectly owned at any time prior to the Distribution (but only with respect to the period such corporation or other entity was so owned by Gallaher), (iv) J.R.F. Realty, Inc., (v) Bonny Products, Inc., a New York corporation, and subsidiaries, and (vi) Keeler Instruments, Inc., a Pennsylvania corporation, and subsidiaries, but excluding (vii) JBB (Greater Europe) plc (formerly The Whyte & Mackay Group, PLC) and subsidiaries,
(viii) Ofrex Group Holdings plc and subsidiaries and (ix) ATIC, but only in respect of the period ending on the transfer of ATIC to New Gallaher.

          "New Gallaher Tax Group Tax Act" has the meaning set forth in Section 3.02(a).

          "New Gallaher Tax Representation Letter" means the letter delivered by New Gallaher to American Brands on the Distribution Date, substantially in the form set forth in Schedule 3.02(b) attached hereto.

          "Plan of Reorganization" shall mean the Plan of Reorganization for ATIC Group, Inc. to be adopted by American Brands and ATIC, substantially in the form set forth in Schedule 3.02(c) hereto.

          "Record Date" shall mean the close of business on the date to be determined by the Board as the record date for the Distribution.

          "Reorganization" has the meaning set forth in the Recitals above.

          "Ruling" means the private letter ruling issued by the IRS in reply to the Ruling Request (as hereinafter defined) including any amendment thereto or any supplement thereto.

          "Ruling Request" means the private letter ruling request filed by American Brands with the IRS on October 8, 1996 (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the
                                                           ----- ----
Distribution will qualify for U.S. federal income tax purposes as a tax-free distribution to the shareholders under Section 355 of the Code.

          "Sale Date" means the date on which the shares of J.R.F. Realty, Inc. are sold by American Brands to a member of the New Gallaher Tax Group. Solely for purposes of this Agreement, the sale of J.R.F. Realty, Inc. shares shall be deemed effective as of the close of business on the Sale Date.

          "Tax" and "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States, the United Kingdom or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, which any member of the American Brands Tax Group or the New Gallaher Tax Group is required to pay, collect or withhold, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

          "Tax Authority" means, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

          "Tax Group" means the American Brands Tax Group or the New Gallaher Tax Group, as the case may be.

          "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

          Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

          Section 1.02  Schedules, etc.  References to a "Schedule" is, unless
                        --------------
otherwise specified, to the Schedule attached to this Agreement; references to "Section" or "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to "sub-section" are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

                                   ARTICLE II
                                   ----------

         FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS; TAX DISPUTES
         --------------------------------------------------------------

          2.01  Obligations of American Brands.  American Brands shall with
                ------------------------------
respect to members of the American Brands Tax Group (i) file or cause to be filed all Tax Returns (including amendments thereto); (ii) pay or cause to be paid all Taxes due on all Tax Returns filed pursuant to this Section 2.01 or otherwise; (iii) be entitled to any refund or credit in respect of such Taxes; and (iv) control all audits and disputes with Tax Authorities relating to such Taxes.

          2.02  Obligations of New Gallaher.  Except as provided in Section 2.03
                ---------------------------
and Section 2.04 below, New Gallaher shall with respect to members of the New Gallaher Tax Group (i) file or cause to be filed all Tax Returns (including amendments thereto); (ii) pay or cause to be paid all Taxes due on all Tax Returns filed pursuant to this Section 2.02 or otherwise (including transfer Taxes and stamp Taxes relating to the transfer of trademarks by ATIC to Gallaher, the transfer of shares in ATIC to New Gallaher and the issue of shares in New Gallaher to the Depositary, the transfer of shares in Gallaher to New Gallaher, the purchase by New Gallaher of its own shares, the effecting of the Distribution and the transfer of the shares in J.R.F. Realty, Inc., all pursuant to the Distribution Agreement); (iii) be entitled to any refund or credit in respect of such Taxes; and (iv) control all audits and disputes with Tax Authorities relating to such Taxes, including a Tax audit or Tax dispute with Tax Authorities which might give rise to a payment by American Brands pursuant to Section 3.01(a)(vii) of this Agreement, provided that in the event of a Tax audit or Tax dispute with Tax Authorities which might give rise to a payment by American Brands pursuant to section 3.01(a)(vii) of this Agreement, (x) New Gallaher shall promptly advise American Brands of the existence of such Tax audit or Tax dispute, (y) American Brands (and its representatives) shall have the right to participate fully, at its own expense, in all aspects of such Tax audit or Tax dispute and Gallaher shall in good faith seek the consensus of American Brands in taking any actions in connection with such Tax audit or Tax dispute and (z) New Gallaher shall not settle any such Tax audit or Tax dispute without the prior written consent of American Brands, which consent shall not be unreasonably withheld.

          2.03  J.R.F. Realty, Inc.
                ------------------

          (a) For all periods ending on or before the Sale Date, American Brands shall file or cause to be filed on behalf of J.R.F. Realty, Inc. (i) all U.S. federal income Tax Returns (including amendments thereto) for all periods ending on or before the Sale Date and (ii) all state income Tax Returns which include on a consolidated or combined basis J.R.F. Realty, Inc. and any other member of the American Brands Tax Group. All such Tax Returns shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent tax periods for which such Tax Returns have been filed unless American Brands determines there is no substantial authority to support such position or there has been a change in or amendment to any law or regulation, or any change in the official interpretation thereof. At least five days prior to the due date (with extensions) of any such Tax Returns not yet filed on the Sale Date, New Gallaher shall pay or cause to be paid to or at the direction of American Brands all Taxes (including estimated payments) of J.R.F. Realty, Inc. shown as due on any such Tax Returns.

          (b) J.R.F. Realty, Inc. will be included in the U.S. federal consolidated income Tax Returns and the Connecticut combined Tax Returns of American Brands for the calendar year 1996 and the portion of the calendar year 1997 ending on the Sale Date. To the extent all necessary information was not previously provided to American Brands, New Gallaher shall, or shall cause J.R.F. Realty, Inc. to, provide complete information packages prepared in accordance with instructions and procedures furnished by American Brands, and such other information as American Brands may reasonably request, to enable American Brands to include J.R.F. Realty, Inc. in such Tax Returns. In the case of the portion of the calendar year 1997 ending on the Sale Date, such instructions and procedures shall be furnished by American Brands not later than one month after the Sale Date and the information package shall be delivered by New Gallaher to American Brands not later than three months after receipt of such instructions and procedures. Promptly after completion thereof, American Brands shall furnish to J.R.F. Realty, Inc. a copy of the pro forma separate U.S. federal income Tax Returns of J.R.F. Realty, Inc., or similar data, used in the preparation and filing of the U.S. consolidated federal income Tax Returns of American Brands for 1996 or 1997, as the case may be. Comparable procedures shall apply for the preparation and filing of the Connecticut combined Tax Return for the years 1996 and 1997.

          (c) American Brands shall control all Tax audits and Tax disputes with Tax Authorities relating to Tax Returns filed or required to be filed by American Brands pursuant to Section 2.03(a); provided, however, that American Brands shall reasonably consult with New Gallaher and in good faith take its interests into account in handling and settling disputes relating to such Tax Returns. New Gallaher shall pay or cause to be paid to or at the direction of American Brands within thirty days after written demand therefor is made by American Brands any additional Taxes due relating to such Tax Returns as a result of such Tax audit or Tax dispute or otherwise.

          2.04  Bonny Products, Inc. and Keeler Instruments, Inc.
                ------------------------------------------------

          American Brands shall control all Tax audits and Tax disputes with Tax Authorities relating to Tax Returns filed or required to be filed on behalf of Bonny Products, Inc. and Keeler Instruments, Inc. (and its subsidiaries); provided, however, that American Brands shall reasonably consult with New Gallaher and in good faith take its interests into account in handling and settling disputes relating to such Tax Returns. New Gallaher shall pay or cause to be paid to or at the direction of American Brands within thirty days after written demand therefor is made by American Brands any additional Taxes due relating to such Tax Returns as a result of such Tax audit or Tax dispute or otherwise.

          2.05  JBB (Greater Europe) plc.
                ------------------------

          (a) Group Relief and Advance Corporation Tax Surrenders.  New Gallaher
              ---------------------------------------------------
and American Brands agree that claims for and surrenders of group relief and advance corporation tax ("ACT") will be made between companies in their respective Tax Groups in the amounts set forth on Schedule 2.05(a). The payment to be made by each claimant company to the relevant surrendering company in respect of each surrender shall equal the amount of Tax which is saved by the claimant company as a consequence of that surrender. Estimates of such amounts payable are set forth on Schedule 2.05(a). To the extent that payments under this Section 2.05(a) have not already been made (as set forth on Schedule 2.05(a)), payments shall be due on the later of (a) the date on which the relevant claimant company would have been liable to account for Tax to the Inland Revenue had the surrender not been made and (b) five days after the relevant claimant company receives notice that a surrender has been accepted by the Inland Revenue as valid.

          (b)  Value Added Tax.  New Gallaher has submitted an application to HM
               ---------------
Customs & Excise pursuant to Section 43(5) of the Value Added Tax Act 1994 for the exclusion from the Gallaher group VAT registration (the "Gallaher VAT Group") of the New Gallaher Subsidiaries, and the replacement of Gallaher as representative member by JBB (Greater Europe) plc and for such exclusion and replacement to take effect on May 1, 1997. The parties shall furnish or procure to be furnished such information as may be required to enable Gallaher (as the current representative member) to make the returns required in respect of the Gallaher VAT Group for periods ending on or before May 1, 1997.

          (c)  Advance Corporation Tax.  In the event the value of the specie
               -----------------------
distribution by Gallaher of the shares of JBB (Greater Europe) plc is ultimately determined by the Inland Revenue to be (i) an amount higher than (Pounds)323 million, Gallaher agrees to pay or cause to be paid to or at the direction of American Brands within 30 days thereof the additional half ACT tax credit thereon less income tax withholding at a rate of 5 percent on the aggregate of the amount by which such value exceeds (Pounds)323 million and the half ACT tax credit thereon; and (ii) an amount lower than (Pounds)323 million, American Brands agrees to pay or cause to be paid within 30 days thereof to or at the direction of Gallaher the half ACT tax credit attributable to the amount by which the value of the distribution is less than (Pounds)323 million less income tax withholding at the rate of 5% on the aggregate of the amount by which such value is less than (Pounds)323 million and the half ACT tax credit thereon.

                                  ARTICLE III
                                  -----------

                              TAX INDEMNIFICATION
                              -------------------

          3.01  Indemnification.
                ---------------

          (a) American Brands Indemnification.  Subject to Section 3.01(b) and
              -------------------------------
Section 3.02, American Brands shall indemnify, defend and hold harmless New Gallaher, each member of the New Gallaher Tax Group and each of their respective stockholders, directors, officers, employees and agents and each of the heirs, executors, successors, and assigns of any of the foregoing from and against:
(i) all Taxes of the American Brands Tax Group;

(ii) all liability as a result of Treas. Reg. (S) 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated income Tax return) or comparable state provision for Taxes of any person (other than J.R.F. Realty, Inc., Bonny Products, Inc., and Keeler Instruments, Inc. (and their subsidiaries)) which is or has ever been affiliated with any member of the American Brands Tax Group or with which any member of the American Brands Tax Group joins or has ever joined (or is or has ever been required to join) in filing any state consolidated, combined or unitary Tax Return for any Tax period ending on or before or including the Sale Date; (iii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the American Brands Tax Group of any representation, warranty, covenant or obligation under this Agreement; (iv) all liability for a breach by any member of the American Brands Tax Group of any representation, warranty, covenant or obligation under this Agreement; (v) all Taxes for which American Brands is liable pursuant to Section 3.02; (vi) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing; and (vii) 50% of the Taxes that would not have been payable but for the Inland Revenue's denial of relief under para 13, sch. 9 Finance Act 1996 (or successor provision) for corporation tax purposes in respect of its borrowings of approximately (Pounds)945 million incurred to fund the Distribution Payment under the New Gallaher Facility; provided, however, that with respect to subsection (a)(vii) of this Section 3.01, American Brands' liability for Taxes shall not exceed (Pounds)65 million plus 50% of the Taxes, if any, incurred by New Gallaher on any payment by American Brands pursuant to such Section 3.01(a)(vii). Notwithstanding the foregoing and subject to Section 3.01(b) and Section 3.02, American Brands shall not indemnify, defend or hold harmless any member of the New Gallaher Tax Group from any liability for Taxes (other than Taxes resulting from the failure of the Reorganization to qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code or the failure of the Distribution to qualify as a transaction described in Section 355 of the Code) attributable to any action taken by any member of the New Gallaher Tax Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by this Agreement, the Distribution

Agreement, the Interim Services Agreement, the Indemnification Agreement or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a "Buyer Tax Act").

          (b) New Gallaher and Gallaher Indemnification.  New Gallaher and
              -----------------------------------------
Gallaher shall be liable for, and shall indemnify, defend and hold harmless American Brands, each member of the American Brands Tax Group and each of the respective stockholders, directors, officers, employees and agents and each of the heirs, executors, successors, and assigns of any of the foregoing from and against: (i) all Taxes of any member of the New Gallaher Tax Group (other than Taxes for which American Brands provides indemnification pursuant to Section 3.01(a)); (ii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) and any other Tax that would not have been payable but for the breach by any member of the New Gallaher Tax Group of any representation, warranty, covenant or obligation under this Agreement; (iii) all liability for a breach by any member of the New Gallaher Tax Group of any representation, warranty, covenant or obligation under this Agreement; (iv) all transfer Taxes and stamp Taxes imposed in connection with the transactions contemplated by the Distribution Agreement, the Interim Services Agreement, the Indemnification Agreement or any other agreement entered into for the purpose of implementing the Distribution, other than those transfer Taxes and stamp Taxes for which New Gallaher and Gallaher assume responsibility pursuant to Section 2.02; (v) all Taxes for which New Gallaher is liable pursuant to Section 3.02;
(vi) all Taxes arising under the IRS Gain Recognition Agreement; (vii) all Taxes attributable to a Buyer Tax Act; and (viii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

          3.02  New Gallaher Tax Group Tax Acts.
                -------------------------------

          (a) Notwithstanding Section 3.01, New Gallaher and Gallaher agree to indemnify, defend and hold harmless American Brands, each member of the American Brands Tax Group and each of the respective stockholders, directors, officers, employees and agents and each of the heirs, executors, successors, and assigns of any of the foregoing from and against any Taxes resulting from any

New Gallaher Tax Group Tax Act which causes the Reorganization to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code or the Distribution to fail to qualify as a transaction described in
Section 355 of the Code. A New Gallaher Tax Group Tax Act shall mean any action set forth on Schedule 3.02(a) hereof.

          (b) New Gallaher shall, and shall cause each member of the New Gallaher Tax Group to, comply with and take no action inconsistent with the New Gallaher Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to American Brands or in the opinion of Chadbourne & Parke LLP or other nationally recognized counsel to American Brands, which opinion shall be satisfactory to American Brands, such act or omission would not adversely affect the U.S. federal income tax consequences of the Distribution or Reorganization to American Brands or the stockholders of American Brands. Notwithstanding Sections 3.01(b)(ii), 3.01(b)(iii) and 3.01(b)(vii), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(b) shall be as set forth in Section 3.02(a).

          (c) Notwithstanding the foregoing, a New Gallaher Tax Group Tax Act shall not include any transaction or action specifically disclosed or specifically described in the New Gallaher Tax Representation Letter, the Distribution Agreement or the Plan of Reorganization (or any agreement or document included as an exhibit thereto). A New Gallaher Tax Group Tax Act shall not include any action on the part of American Brands or any member of the American Brands Tax Group (other than ATIC for the period ATIC is a member of the New Gallaher Tax Group). American Brands agrees to indemnify and hold New Gallaher and each member of the New Gallaher Tax Group harmless from and against any Taxes resulting from the failure of the Distribution to qualify under
Section 355 of the Code or the failure of the Reorganization to qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, except where such failure is attributable to a New Gallaher Tax Group Tax Act.

          3.03  Notice of Indemnity.   Whenever a party hereto becomes aware of
                -------------------
the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party, such first party shall in good faith promptly give notice to such other party of such issue. The failure of the first party to give such notice shall not relieve such other party of its obligations under this Agreement, except to the extent such other party or a member of its Tax Group is actually materially prejudiced by such failure to give notice.

          3.04  Indemnification Payments.
                ------------------------

          (a)  Time for Payment.  Unless otherwise provided in this Agreement,
               ----------------
any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority (including estimated Tax payments).

          (b)  Payments Net of Taxes and Tax Benefits.  Any payments made by the
               --------------------------------------
parties to each other pursuant to this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient arising from the incurrence or payment by such recipient of the items giving rise to such payments hereunder and (ii) increased to take into account any net Tax cost (or, in the case of a payment under Section 3.01(a)(vii), 50% of such net Tax cost) incurred by the recipient as a result of the receipt or accrual of payments hereunder grossed-up for such increase, in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item in respect of this Agreement.

          (c)  Right to Offset.  Any party making a payment under this Agreement
               ---------------
shall have the right to reduce any such payment by any amounts owed to it by the other party to this Agreement.

                                   ARTICLE IV
                                   ----------

                    COOPERATION AND EXCHANGE OF INFORMATION.
                    ---------------------------------------

          4.01  Inconsistent Actions.  Each of the parties to this Agreement
                --------------------
agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a transaction described in Section 355 of the Code and the Reorganization as a reorganization described in Section 368(a)(1)(F) of the Code on all Tax Returns and other filings, (ii) to use their respective best efforts to ensure that the Distribution and the Reorganization receive such treatment for United States federal Tax purposes and (iii) that, unless it has obtained the prior written consent of the other parties, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, either this Agreement, the Distribution Agreement or the Plan of Reorganization.

          4.02  Ruling Request.  Each of the parties hereto represents that
                --------------
neither it (nor any of the members of its Tax Group) will take or has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

          4.03  IRS Gain Recognition Agreement; Notification of Certain
                -------------------------------------------------------
Dispositions.   New Gallaher shall give American Brands at least sixty days
------------
prior written notice in the event that at any time prior to the date which is 10 years after the Distribution Date, New Gallaher directly or indirectly disposes of all or any portion of the ownership interest in, or all or a substantial portion of the assets of, Gallaher. Such notice shall describe any such disposition in sufficient detail to enable American Brands (i) to comply with the requirements of Section 367 of the Code, applicable regulations thereunder and the IRS Gain Recognition Agreement and (ii), if applicable, to enter into a revised IRS Gain Recognition Agreement under Section 367 of the Code and the applicable regulations thereunder. At the time of the delivery of such notice, New Gallaher shall provide to American Brands security reasonably satisfactory to American Brands for the performance of all obligations of New Gallaher and Gallaher under Section 3.01(b)(vi) and this Section 4.03 of the Tax Allocation Agreement in respect of the disposition referred to in such notice.

          4.04  Cooperation and Exchange of Information.  Each party hereto
                ---------------------------------------
agrees to provide, and to cause each member of its Tax Group to provide such cooperation and information as such other party shall reasonably request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect to Taxes or to carry out the provisions of this Agreement.

          4.05  Tax Records.
                -----------

          (a) American Brands, New Gallaher and Gallaher agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least 10 years following the Distribution Date and (ii) allow the parties to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as American Brands, New Gallaher and Gallaher may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the records proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

          (b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 4.05(a), the party failing so to comply shall be liable for, and shall hold the other party or parties, as the case may be, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.

                                   ARTICLE V
                                   ---------

                                 MISCELLANEOUS
                                 -------------

          5.01  Complete Agreement; Construction.  This Agreement, the
                --------------------------------
Distribution Agreement, the Interim Services Agreement, the Indemnification Agreement, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, drafts, agreements, undertakings, arrangements of any nature, whether oral or written with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement, the Interim Services Agreement, the Indemnification Agreement or any other agreement entered into for the purpose of implementing the Distribution, the provisions of this Agreement shall control.

          5.02 Effectiveness. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

          5.03  Survival of Agreements.  Except as otherwise contemplated by
                ----------------------
this Agreement, all covenants, conditions and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

          5.04  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the principles of conflicts of laws thereof.

          5.05  Notices.  All notices, requests, claims, demands and other
                -------
communications hereunder required or permitted to be given shall be in writing and shall be delivered by hand or sent by prepaid cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service, and shall be deemed given when so delivered by hand, cable or telecopied, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service) as follows:

           If to American Brands:

                   American Brands, Inc.
                   1700 East Putnam Avenue
                   Old Greenwich, Connecticut  06870
                   Attention:  General Counsel
                   Telephone:  (203) 698-5000
                   Facsimile:  (203) 698-5172

           With a copy to:

                   American Brands, Inc.
                   1700 East Putnam Avenue
                   Old Greenwich, Connecticut  06870
                   Attention:  Secretary
                   Telephone:  (203) 698-5000
                   Facsimile:  (203) 698-5197

           If to New Gallaher or Gallaher:

                   Gallaher Group PLC
                   Members Hill
                   Brooklands Road
                   Weybridge
                   Surrey, KT 13 0QU
                   England
                   Attention:  Group Legal Adviser
                   Telephone:  011-44-1932-832-534
                   Facsimile:  011-44-1932-832-536

           With a copy to:

                   Gallaher Group PLC
                   Members Hill
                   Brooklands Road
                   Weybridge
                   Surrey, KT 13 0QU
                   England
                   Attention:  Company Secretary
                   Telephone:  011-44-1932-859-777
                   Facsimile:  011-44-1932-832-536
or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

          5.06  Consent to Jurisdiction.  Each of the parties hereto irrevocably
                -----------------------
submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by hand delivery or U.S. registered mail to such party's respective address set forth in Section 5.04 shall be effective service of process for any action, suit or proceeding brought against any such party in such court. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          5.07  Modifications or Amendments.  This Agreement may not be modified
                ---------------------------
or amended except by an agreement in writing signed by the parties.

          5.08  Successors and Assigns.  The rights and benefits under this
                ----------------------
Agreement may not be assigned and duties and obligations may not be delegated by any party in whole or in part without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          5.09  Termination.  This Agreement may be terminated and the
                -----------
Distribution abandoned at any time on or prior to the Distribution Date by and in the sole discretion of the Board without the approval of New Gallaher, Gallaher or of American Brands' stockholders. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination.

          5.10  No Third Party Beneficiaries.  Except for the provisions of
                ----------------------------
Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of American Brands or New Gallaher or of any American Brands or New Gallaher subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          5.11  Titles and Headings.  Titles and headings to sections herein are
                -------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          5.12  Severability.  Any provision of this Agreement which is
                ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          5.13  No Waivers.  No failure or delay by any party hereto to take any
                ----------
action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

          5.14  Counterparts.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.15  Performance.  Each party hereto shall cause to be performed, and
                -----------
hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Tax Group.

          5.16  Rights.  The rights, powers, privileges and remedies provided in
                ------
this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                               AMERICAN BRANDS, INC.

                               By: /s/ Gilbert L. Klemann, II
                                   --------------------------
                                   Name:  Gilbert L. Klemann, II
                                   Title: Senior Vice Pesident
                                          and General Counsel


                               GALLAHER GROUP PLC

                               By: /s/ C.T. Fielden
                                   --------------------------
                                   Name:  C.T. Fielden
                                   Title: Director


                               GALLAHER LIMITED

                               By: /s/ N.P. Bulpitt
                                   --------------------------
                                   Name:  N.P. Bulpitt
                                   Title: Director and Secretary